Exhibit 99.1

JDA Investor Relations Contacts:
Lawrence Delaney, Jr., The Berlin Group
Tel: 714-734-5000; larry@berlingroup.com
JDA Software Group, Inc.	Kristen L. Magnuson, Executive Vice
NEWS RELEASE	President & Chief Financial Officer, JDA
Software Group, Inc.
Tel: 480-308-3000

JDA Software Announces Preliminary Third Quarter Results

     Scottsdale, Ariz. – October 7, 2004 – JDA® Software Group, Inc. (Nasdaq: JDAS) today announced preliminary financial results for the quarter ended September 30, 2004. Based on unaudited results, JDA anticipates total revenues of approximately $50 million and software revenues of approximately $10 million for the third quarter of 2004, compared to total revenues of $58 million and software revenues of $19 million, for the third quarter of 2003. The company expects to report GAAP net income per share of approximately $0.04 to $0.06 for the third quarter of 2004, compared to GAAP net income of $0.11 per share for the third quarter of 2003. GAAP net income for the third quarter of 2004 includes a $850,000 non-recurring tax benefit from the revision of estimates upon the final filing of the company’s 2003 tax return, a $1.2 million net gain on the QRS acquisition breakup fee, after costs incurred, a $260,000 non-recurring benefit on the sale of certain securities, and $2.1 million in amortization of intangibles and acquired software technology. Excluding these items, the adjusted earnings per share is expected to be approximately $0.03 to $0.04 for the third quarter of 2004. These anticipated results are preliminary and based on partial information and management assumptions. JDA plans to announce final results for the third quarter of 2004 on October 18, 2004.

     The company stated that it did not close certain targeted deals from each of its three sales regions. Preliminary regional software license revenues in the quarter ending September 30, 2004 were as follows: The Americas reported $7.4 million compared to $13.1 million in the same period last year, which included a $5.8 million contract; the EMEA region reported $2.2 million compared to $3.4 million last year; and the Asia Pacific region reported $600,000 compared to $2.6 million last year. The company closed one deal greater than $1 million during the third quarter of 2004 compared to four in the third quarter of 2003.

     “Despite a strong pipeline of prospects, we experienced another quarter of delayed decision making in the September period. A number of factors negatively affected closure rates, however, losses to competition was not one of them. The principal issues were delayed internal decision processes within our customers and a general lack of urgency around making certain purchase transactions. In some cases, JDA was selected but was required to enter into initial proof of concept services engagements in order to overcome risk aversion prior to formally closing the sale,” said JDA’s president and CEO Hamish Brewer.

CONFERENCE CALL INFORMATION

     JDA will host a conference call at 11:00 am EST today to discuss the preliminary software revenue results. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Software Group, Inc. Preliminary Third Quarter Earnings.” A replay of the conference call will begin October 7, 2004 at 9:00 pm EST and will end on October 21, 2004 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using access code 4943395.

     JDA plans to report its actual financial results for the third quarter of 2004, on October 18, 2004 at 4:00 p.m. EST and hold its regularly scheduled conference call at approximately 4:45 pm EST. To participate in the call, dial 1-800-921-9431 (United States) or 1-973-935-8505 (International) and ask the operator for the “JDA Third Quarter 2004 Earnings.” A replay of the conference call will begin October 18, 2004 at 9:00 pm EST and will end on November 1, 2004 at 12:00 am EST. Callers can hear the replay by dialing 1-877-519-4471 (United States) or 1-973-341-3080 (International) using access code 5204906.

ABOUT JDA SOFTWARE

     With more than 4,600 retail, manufacturing and wholesale clients in 60 countries, JDA Software Group, Inc. (Nasdaq: JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,200 associates operating from 27 offices in major cities throughout North America, South America, Europe, Asia and Australia. For more details, visit www.jda.com, call 1-800-479-RETAIL (7382) or email info@jda.com.

“JDA” and “JDA Portfolio are trademarks or registered trademarks of JDA Software Group. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders’.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation: (i) our disclosure of anticipated operating results for the third quarter of 2004, including total revenues, software revenues, and both GAAP and adjusted net income per share; and (ii) any implication that we eventually will close the customer deals that we believe slipped from the third quarter 2004 to a subsequent quarter. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) our preliminary third quarter 2004 operating results may change once we complete our quarterly accounting; (b) we may not be able to close deals that slipped from third quarter 2004, particularly large, complex deals of $1 million or greater; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.